Exhibit 10(e)

SUPPLEMENTAL THRIFT PLAN

of

UNION PACIFIC CORPORATION

(As amended and restated in its entirety,

effective as of January 1, 1989)

ARTICLE ONE

Scope of Plan and Definitions

1.1	Purpose and Scope of Plan - The purpose of the Plan (this and other capitalized terms having the meanings set forth below) is to provide benefits to Eligible Employees who participate in the Thrift Plan in excess of those permitted under the Thrift Plan because of the limitations set forth in Sections 401(a)(17) and 415 of the Code. To the extent that benefits are provided under the Plan, solely because of the limitations set forth in Section 415 of the Code, the Company intends to maintain the Plan as an “excess benefit plan” as that term is defined in Section 3(36) of ERISA. The rights of each Participant and his Beneficiaries to benefits under the Plan shall be governed by the Plan as set forth herein and as it may hereafter be amended from time to time and as it is in effect at the time that such Participant has a Separation from Service.

1.2	Definitions - As used in the Plan, the following terms shall have the meanings set forth below, unless a different meaning is plainly required by the context:

(a)	“Account” shall mean the entries maintained on the books of the Company which represent a Participant’s interest under the Plan. The term “Account” shall refer, as the context indicates, to either or both of the following:

(1)	“A Account” shall mean the Account which shows amounts credited to a Participant pursuant to Section 2.1, valued in accordance with Section 2.4 and adjusted for payments made pursuant to Section 4.1.

(2)	“B Account” shall mean the Account which shows amounts credited to a participant pursuant to Section 2.2, valued in accordance with Section 2.4 and adjusted for payments made pursuant to Section 4.1.

(b)	“Beneficiary” shall mean the person designated by a Participant to receive his interest under the Thrift Plan in the event of his death, unless the Participant designates a different person to be his Beneficiary hereunder pursuant to procedures adopted by the Named Fiduciary-Plan Administration. If a Participant has made no such designation under the Thrift Plan, the Participant shall designate the person to be his Beneficiary hereunder pursuant to procedures adopted by the Named Fiduciary-Plan Administration. Absent such designation, the Participant’s Beneficiary shall be his estate.

(c)	“Compensation” shall mean the fixed and basic salary or wage paid by the Company or any Affiliated Company to an Employee during a Plan Year, exclusive of (1) overtime, (2) bonuses, (3) fees, (4) retainers, (5) incentive payments, lump-sum merit awards or any other form of extra remuneration, and (6) any amounts that the Employee receives with respect to periods when he is not an Eligible Employee. Notwithstanding the above, Compensation shall be determined prior to giving effect to any salary reduction election made pursuant to the Thrift Plan or pursuant to the Union Pacific Flexible Benefits Program and prior to giving effect to any Compensation reduction agreement hereunder.

(d)	“Eligible Employee” shall mean an Eligible Employee as defined in the Thrift Plan (1) for whom the Named Fiduciary-Plan Administration determines that the contributions that would be made and allocated under the Thrift Plan for a month if the limitations set forth in Sections 401(a)(17) and 415 of the Code did not apply might exceed his After-Tax Employee Contribution, Before-Tax Contribution and Matching Contribution made and allocated for the month, and (2) whom the Named Fiduciary-Plan Administration has designated as eligible to participate in this Plan.

(e)	“Participant” shall mean (1) any Eligible Employee for whom credits have been or are being made hereunder, or (2) any former Eligible Employee for whom credits have been made hereunder and who either (A) continues to be employed by the Company or an Affiliated Company, or (B) has a vested interest in all or a portion of his Account which has not been distributed pursuant to Section 4.1.

(f)	“Plan” shall mean the Union Pacific Corporation Supplemental Thrift Plan, as amended and restated in its entirety effective as of January 1, 1989 as set forth herein, and as it may hereafter be amended from time to time.

(g)	“Thrift Plan” shall mean the Union Pacific Corporation Thrift Plan, as in effect as of January 1, 1989, and as it may thereafter be amended from time to time.

1.3	Terms Defined in the Thrift Plan - For all purposes of the Plan, the following terms shall have meanings specified in the Thrift Plan, unless a different meaning is plainly required by the context: “Affiliated Company”; “After-Tax Employee Contribution”; “Before-Tax Contribution”; “Board of Directors”; “Break in Service”; “Code”; “Company”; “Employee”; “ERISA”; “Matching Contribution”; “Named Fiduciary-Plan Administration”; “Plan Year”; and “Separation from Service.”

1.4	Other Definitional Provisions - The terms defined in Sections 1.2 and 1.3 of the Plan shall be equally applicable to both the singular and plural forms of the terms defined. The masculine pronoun, whenever used, shall include the feminine and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in the Plan shall refer to the Plan as a whole and not to any particular provision of the Plan, unless otherwise specified.

ARTICLE TWO

Deferrals and Credits

2.1	Deferrals and Credits

(a)	An Eligible Employee may elect to make monthly deferrals to be credited under the Plan by filing a Compensation reduction agreement with the Named Fiduciary-Plan Administration on such form and at such time in advance as may be prescribed by the Named Fiduciary-Plan Administration for such purpose. Such agreement shall authorize the Company or the Affiliated Company by which the Eligible Employee is employed to reduce the Eligible Employee’s Compensation for a month by the amount elected by the Eligible Employee under paragraph (b) below. The Company shall credit such amount to the Eligible Employee’s A Account under the Plan. Any election to defer made pursuant to this paragraph (a) must be made prior to the performance of the services that give rise to the Compensation to be deferred and shall remain in effect until revoked by the Eligible Employee in writing or until his status as an Eligible Employee ends. Any such revocation shall be prospective in effect only.

(b)	At an Eligible Employee’s election, his monthly deferrals under paragraph (a) above to be credited under the Plan each month shall be an amount of his Compensation for the month equal to:

(1)	(A) The After-Tax Employee Contribution and Before-Tax Contribution that would have been made for the month in accordance with the Eligible Employee’s elections under the Thrift Plan (i) determined as if the limitations set forth in Sections 401(a)(17) and 415 of the Code did not apply, but (ii) reduced to take into account the limitations of Sections 401(k) and (m) of the Code, minus (B) the After-Tax Employee Contribution and Before-Tax Contribution actually made for the month, or

(2)	Such lesser amount as the Eligible Employee may specify in the Compensation reduction agreement that he files with the Named Fiduciary-Plan Administration pursuant to paragraph (a) above.

Within the limits set forth above, an Eligible Employee may change the amount of his Compensation to be deferred for any subsequent month by filing a new Compensation reduction agreement with the Named Fiduciary-Plan Administration at such time before the beginning of such month as the Named Fiduciary-Plan Administration may prescribe.

(c)	Notwithstanding anything to the contrary above, no deferrals shall be made from, and no amounts shall be credited hereunder with respect to, an Eligible Employee’s

Compensation for the period necessary to comply with any limitations imposed as a result of a hardship withdrawal under the Thrift Plan or under any other qualified plan maintained by the Company or any Affiliated Company.

2.2	Matching Credits - The Company shall credit an Eligible Employee’s B Account each month with an amount equal to:

(a)	The monthly Matching Contribution that would have been allocated to the Eligible Employee under the Thrift Plan for the month determined as if the Eligible Employee’s After-Tax Employee Contribution and Before-Tax Contribution for the month had included the deferrals credited under Section 2.1 above for the month and the limitations set forth in Section 415 of the Code did not apply, minus

(b)	The monthly Matching Contribution that was actually allocated under the Thrift Plan on behalf of the Eligible Employee for the month.

2.3	Timing of Credits - Credits for a month under Sections 2.1 and 2.2 shall be made as of the same date that such amounts would have been allocated to the Participant’s accounts under the Thrift Plan had such amounts been included in the Participant’s After-Tax Employee Contributions, Before-Tax Contributions and Matching Contributions for the month.

2.4	Valuation of Accounts - Pending distribution pursuant to Section 4.1, the value of amounts credited to a Participant’s A and B Accounts as of any subsequent date shall be determined by the Named Fiduciary-Plan Administration as follows:

(a)	Except as provided in (b) and (c) below, as if such amounts had instead been actually contributed to the Thrift Plan and been invested in accordance with the investment provisions set forth in Article VI thereof, provided that investment elections for purposes of the Plan may differ from those made by such Participant under the Thrift Plan; or

(b)	Except as provided in (c) below, after a Participant’s accounts under the Thrift plan are transferred to another defined contribution plan maintained within the controlled group of corporations of which the Company is the common parent, as if such Accounts had been actual investments transferred to such transferee plan and been invested in accordance with the investment provisions set forth in such transferee plan, provided that investment elections for purposes of the Plan may differ from those made by such Participant under such transferee plan; or

(c)	Effective May 1, 1991 for a Participant who is subject to the restrictions under Section 16 of the Securities Exchange Act of 1934, as if such amounts had instead been actually contributed to the Thrift Plan and been invested in accordance with the investment provisions set forth in Article VI thereof except that the Participant must make separate investment elections for purposes of this Plan so that no amount will be treated as if it were actually invested in the Company common stock fund and may make other investment elections for purposes of the Plan that differ from those made under the Thrift Plan.

ARTICLE THREE

Vesting

3.1	A Accounts - Each Participant shall be 100% vested, at all times, in the value of his A Account.

3.2	B Accounts - Each Participant shall be vested in the value of his B Account in accordance with the vesting provisions in Section 7.02 of the Thrift Plan. Each Participant who incurs a Bread in Service and who is not 100% vested in the value of his B Account when he incurs such Break in Service shall forfeit the value of such Account to the extent that it is not then vested.

ARTICLE FOUR

Payments

4.1	Payments on Separation from Service - As soon as administratively practicable following the completion of the first valuation of a Participant’s Account pursuant to Section 2.4 which coincides with or next follows the Participant’s Separation from Service, the value of the Participant’s Account to the extent vested at the time of such Separation from Service shall be paid to the Participant or, if such Participant is not living at the time of payment, to such Participant’s Beneficiaries in a single lump-sum payment in cash. All payments attributable to credits made hereunder on behalf of a Participant shall be made by the Company on its own behalf or on behalf of the Affiliated Company by which such Participant was employed when such credits were made. Such Affiliated Company shall reimburse the Company for all amounts paid on its behalf.

ARTICLE FIVE

Administration

5.1	Responsibilities and Powers of the Named Fiduciary-Plan Administration - The Named Fiduciary-Plan Administration shall be solely responsible for the operation and administration of the Plan and shall have all powers necessary and appropriate to carry out her responsibilities in operating and administering the Plan. Without limiting the generality of the foregoing, the Named Fiduciary-Plan Administration shall have the responsibility and power to interpret the Plan, to make factual determinations and to determine whether a credit should be made on behalf of a Participant, the amount of the credit and the value of the amount so credited on any subsequent date. The determination of the Named Fiduciary-Plan Administration, made in good faith, shall be conclusive and binding on all persons, including Participants and their Beneficiaries.

5.2	Outside Services - The Named Fiduciary-Plan Administration may engage counsel and such clerical, medical, financial, investment, accounting and other specialized services as she may deem necessary or desirable to the operation and administration of the Plan. The Named Fiduciary-Plan Administration shall be entitled to rely, and shall be fully protected in any action or determination or omission taken or made or omitted in good faith in so relying, upon any opinions, reports or other advice which is furnished by counsel or other specialist engaged for that purpose.

5.3	Indemnification - The Company shall indemnify the Named Fiduciary-Plan Administration against any and all claims, loss, damages, expense (including reasonable counsel fees) and liability arising from any action or failure to act or other conduct in her official capacity, except when the same is due to her own gross negligence or willful misconduct.

5.4	Claims Procedures - The claims procedures set forth in Article XIII of the Thrift Plan shall apply to any claim for benefits hereunder, subject to such changes as the Named Fiduciary-Plan Administration deems necessary or appropriate.

ARTICLE SIX

Amendment and Termination

6.1	Amendment - The Board of Directors reserves the right at any time and from time to time, and retroactively if deemed necessary or appropriate to conform with governmental regulations or other policies, to modify or amend in whole or in part any or all of the provisions of the Plan. In addition, the Senior Vice President-Human Resources of the Company may make (a) all technical, administrative, regulatory and compliance amendments to the Plan, (b) any amendment to the Plan necessary or appropriate to conform the Plan to changes in the Thrift Plan, and (c) any other amendment to the Plan that will not significantly increase the cost of the Plan to the Company as she deems necessary or appropriate. Notwithstanding anything to the contrary above, no amendment shall operate to reduce the accrued benefit of any individual who is a Participant at the time the amendment is adopted.

6.2	Termination - The Plan is purely voluntary and the Board of Directors reserves the right to terminate the Plan at any time, provided, however, that the termination shall not operate to reduce the accrued benefit of any individual who is a Participant at the time the Plan is terminated.

ARTICLE SEVEN

General Provisions

7.1	Source of Payments - The Plan shall not be funded and all payments hereunder to Participants and their Beneficiaries shall be paid from the general assets of the Company. The Company shall not, by virtue of any provisions of the Plan or by any action of any person hereunder, be deemed to be a trustee or other fiduciary of any property for any Participant or his Beneficiaries and the liabilities of the Company to any Participant or his Beneficiaries pursuant to the Plan shall be those of a debtor only pursuant to such contractual obligations as are created by the Plan and no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. To the extent that any Participant or his Beneficiaries acquire a right to receive a payment from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

7.2	No Warranties - Neither the Named Fiduciary-Plan Administration nor the Company warrants or represents in any way that the value of each Participant’s Account will increase or not decrease. Such Participant assumes all risk in connection with any change in such value.

7.3	Inalienability of Benefits - No benefit payable under, or interest in, the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge and any attempt to do so shall be void; nor shall any such benefit or interest be in any manner liable for or subject to garnishment, attachment, execution or levy or liable for or subject to the debts, contracts, liabilities, engagements or torts of any Participant or his Beneficiaries. In the event that the Named Fiduciary-Plan Administration shall find that any Participant or his Beneficiaries has become bankrupt or that any attempt has been made to anticipate, alienate, sell, transfer, assign, pledge, encumber or charge any benefit payable under, or interest in, the Plan, the Named Fiduciary-Plan Administration shall hold or apply such benefit or interest or any part thereof to or for the benefit of such Participant or his Beneficiaries, his spouse, children, parents or other relatives or any of them.

7.4	Expenses - The Company shall pay all costs and expenses incurred in operating and administering the Plan, including the expense of any counsel or other specialist engaged by the Named Fiduciary-Plan Administration.

7.5	No Right of Employment - Nothing herein contained nor any action taken under the provisions hereof shall be construed as giving any Participant the right to be retained in the employ of the Company or any Affiliated Company.

7.6	Limitations on Obligations - Neither the Company, nor any Affiliated Company, nor any officer or employee of either, nor any member of the Board of Directors nor the Named Fiduciary-Plan Administration shall be responsible or liable in any manner to any Participant, Beneficiary or any person claiming through them for any action taken or omitted in connection with the granting of benefits or the interpretation and administration of the Plan.

7.7	Withholding - The Company shall, on its own behalf or on behalf of the Affiliated Companies, withhold from any payment hereunder the required amounts of income and other taxes.

7.8	Headings - The headings of the Sections in the Plan are placed herein for convenience of reference and, in the case of any conflict, the text of the Plan, rather than such heading, shall control.

7.9	Construction - The Plan shall be construed, regulated and administered in accordance with the laws of the Commonwealth of Pennsylvania, without regard to the choice of law principles thereof.

7.10	Payments to Minors, Etc. - Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person and such payment shall fully discharge the Named Fiduciary-Plan Administration, the Company, all Affiliated Companies and all other parties with respect thereto.

ARTICLE EIGHT

Participation of Certain Former

Southern Pacific Rail Corporation Employees

8.1	Participation - The Company, acting through its Senior Vice President-Human Resources, may designate at its discretion any person participating in the Southern Pacific Rail Corporation Thrift Plan (the “SP Thrift Plan”) during 1997 an Eligible Employee. Such person shall be referred to as an “SP Eligible Employee.” The Senior Vice President-Human Resources is not required to treat similarly-situated persons the same way.

8.2	Terms of Participation - An SP Eligible Employee who elects to participate in the Plan shall be subject to its terms for amounts credited to such SP Eligible Employee’s A Account or B Account that are attributable to 1997, except to the extent provided below.

(a)	Amounts credited to an SP Eligible Employee’s A Account shall be determined with reference to such Employee’s elections under the SP Thrift Plan;

(b)	Amounts credited to an SP Eligible Employee’s B Account shall be determined by assuming such Employee participated in the Thrift Plan;

(c)	Amounts credited to an SP Eligible Employee’s B Account shall be fully vested; and

(d)	For purposes of applying Section 1.2(d)(1) of the Plan, the SP Thrift Plan shall be substituted for Thrift Plan.

UNION PACIFIC CORPORATION

SUPPLEMENTAL THRIFT PLAN

WHEREAS, Union Pacific Corporation (“Company”) desires to amend the Union Pacific Corporation Supplemental Thrift Plan (“UP Thrift Plan”) to provide further flexibility regarding payments from the UP Thrift Plan upon a Separation from Service and to add an in-service withdrawal opportunity; and

WHEREAS, the Board of Directors of the Company by resolution adopted on May 31, 2001 authorized the Senior Vice President—Human Resources of the Company to amend the UP Thrift Plan as described above;

NOW, THEREFORE, I, Barbara W. Schaefer, Senior Vice President—Human Resources of the Company, do hereby amend the UP Thrift Plan, effective October 1, 2001, to amend and restate Article IV as follows:

ARTICLE FOUR

Payments

4.1	Payments on Separation from Service—

(a)	Except as provided in subparagraph (b), as soon as administratively practicable following the completion of the first valuation of a Participant’s Account pursuant to Section 2.4 which coincides with or next follows the Participant’s Separation from Service, the value of the Participant’s Account to the extent vested at the time of such Separation from Service shall be paid to the Participant or, if such Participant is not living at the time of payment, to such Participant’s Beneficiaries in a single lump-sum payment in cash.

(b)	A Participant may elect in writing at least six (6) months prior to his Separation from Service and in the tax year prior to his Separation from Service to have his vested Account paid to him or, if such Participant is not living at the time of payment, to such Participant’s Beneficiaries, in accordance with one of the following forms:

(1)	A single lump-sum distribution as provided in subparagraph (a) payable in the year of the Participant’s Separation from Service or January of the next year following such separation from service;

(2)	Annual installments over a period not to exceed fifteen (15) years, beginning as soon as administratively practicable following the Participant’s Separation from Service with subsequent installments paid in January of each subsequent year, or January of the next year following such Separation from Service, provided that all subsequent installments will be paid in the next succeeding January, with each installment determined by dividing the value of the Participant’s vested Account by the number of installments remaining to be made; or

(3)	A single lump sum distribution at a specified future date not to exceed fifteen (15) years from the Participant’s Separation from Service, with investment income to be paid quarterly.

(c)	On the death of a Participant whose Account is payable under (b)(2) or (3), the Named Fiduciary – Plan Administration, in his sole discretion, may accelerate one or more installments or payments, and change the form of payment or distribution in accordance with this Section 4.1, of any balance of a Participant’s Account.

4.2	Payments Prior to Separation From Service—A Participant may request a withdrawal from his vested Account prior to his Separation from Service by filing a request with the Named Fiduciary—Plan Administration. Any withdrawal under this Section will be charged with a 10% early withdrawal penalty that will be withheld from the amount withdrawn and such amount withheld shall be irrevocably forfeited. All withdrawals shall be made pro-rata from the investment funds in which the Participant’s Account are invested at the time of the withdrawal.

4.3	All payments attributable to credits made hereunder on behalf of a Participant shall be made by the Company on its own behalf or on behalf of the Affiliated Company by who such Participant was employed when such credits were made. Such Affiliated Company shall reimburse the Company for all amounts paid on its behalf.”

IN WITNESS WHEREOF, I have hereunto set my hand and caused these presents to be executed this 19th day of December, 2001.

/s/ Barbara W. Schaefer
Barbara W. Schaefer
Senior Vice President-Human Resources
Union Pacific Corporation

AMENDMENT TO THE

UNION PACIFIC CORPORATION

SUPPLEMENTAL THRIFT PLAN

WHEREAS, Union Pacific Corporation (the “Company”) sponsors the Union Pacific Corporation Supplemental Thrift Plan (“Plan”); and

WHEREAS, Section 6.1 of the Plan gives the Senior Vice President-Human Resources of the Union Pacific Corporation (the “Senior Vice President”) the authority to make a) all technical, administrative, regulatory and compliance amendments to the Plan; b) any amendment to the Plan necessary or appropriate to conform the Plan to changes in the Union Pacific Corporation Thrift Plan; and c) and any other amendment that will not significantly increase the cost of the Plan to the Company as she deems necessary or appropriate; and

WHEREAS, the Board of Directors of the Company, in a Resolution dated November 18, 2004, authorized the Senior Vice President to make any amendments to any nonqualified compensation or retirement plan as may be necessary or appropriate in response to the American Jobs Creation Act of 2004 (the “Act”); and

WHEREAS, it is desired to make certain amendments to the Plan to comply with the Act.

NOW, THEREFORE, I, Barbara W. Schaefer, Senior Vice President-Human Resources, do hereby amend the Plan as set forth below:

I.	Section 2.1(a) is amended in its entirety effective January 1, 2005, to provide as follows:

“(a) An Eligible Employee may elect to make monthly deferrals to be credited under the Plan by filing a Compensation reduction agreement with the Named Fiduciary-Plan Administration on such form and at such time in advance as may be prescribed by the Named Fiduciary-Plan Administration for such purpose. Such agreement shall authorize the Company or the Affiliated Company by which the Eligible Employee is employed to reduce the Eligible Employee’s Compensation for a month by the amount elected by the Eligible Employee under paragraph (b) below. The Company shall credit such amount to the Eligible Employee’s A Account under the Plan.

(1) Effective Prior to January 1, 2005. Any election to defer made pursuant to this paragraph (a) must be made prior to the performance of the services that give rise to the Compensation to be deferred and shall remain in effect until revoked by the Eligible Employee in writing or until his status as an Eligible Employee ends. Any such revocation shall be prospective in effect only.

(2) Effective for Plan Year Beginning January 1, 2005. For the Plan Year beginning January 1, 2005, any election made by an Eligible Employee to defer Compensation made pursuant to this paragraph (a) must be made prior to the date the Compensation to be deferred is paid or becomes payable and no later than March 15, 2005. Except as provided in Section 2.1(d), an Eligible Employee’s election shall remain in effect until the earlier of: 1) when his status as an Eligible Employee ends; or 2) December 31, 2005.”

II.	A new Section 2.1(d) is added to the Plan effective January 1, 2005, to provide as follows:

“(d) Revocation of Deferral Election-Plan Year Beginning January 1, 2005. For the Plan Year beginning January 1, 2005, an Eligible Employee who elects to defer Compensation for such Plan Year pursuant to Section 2.1(a) may revoke such election by filing a revocation with the Named Fiduciary-Plan Administration on such form and at such time as may be prescribed by the Named Fiduciary-Plan Administration, but in any event, no later than December 31, 2005. Such revocation shall be effective as of January 1, 2005, and upon making such revocation, the Compensation previously elected to be deferred by the Eligible Employee for the 2005 Plan Year, plus earnings thereon, shall be paid to the Eligible Employee no later than December 31, 2005.”

IN WITNESS WHEREOF, I, Barbara W. Schaefer, Senior Vice President-Human Resources, have hereunto set my hand and caused these presents to be executed this 21st day December, 2005.

/s/ Barbara W. Schaefer
Barbara W. Schaefer
Senior Vice President-Human Resources
Union Pacific Corporation